Exhibit 10.2

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2013 LONG TERM CASH INCENTIVE PROGRAM

Approved by Compensation Committee: February 25, 2013

ATLAS AIR WORLDWIDE HOLDINGS, INC.

2013 LONG TERM CASH INCENTIVE PROGRAM

Section 1. Purpose.

The purpose of the Program is to set forth certain terms and conditions governing cash awards made under Atlas Air Worldwide Holdings, Inc.’s (“AAWW” or the “Company”) 2007 Incentive Plan, as amended (the “Plan”). The Program shall be treated for all purposes as a sub-plan or arrangement for the grant of Cash Awards under the Plan and shall be subject to the Plan, which is incorporated herein by reference. Awards under the Program are intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code and together with the applicable terms of the Plan and Program shall be construed accordingly. The Program shall be effective as of January 1, 2013, and shall be applicable for the 2013-2015 Performance Period. Capitalized terms not defined herein shall have the meanings given in the Plan.

Section 2. Definitions.

2.1. Award shall mean an opportunity to earn benefits under the Program.

2.2. Atlas shall mean AAWW or its subsidiaries.

2.3. Board shall mean the Board of Directors of AAWW.

2.4. Beneficiary shall mean a Participant’s beneficiary designated pursuant to Section 8.

2.5. Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6. Committee shall mean the Compensation Committee of the Board.

2.7. Determination Date shall have the meaning specified in Section 6.2.

2.8. Eligible Participant means any of the Chief Executive Officer, President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Staff Vice Presidents of AAWW and Atlas Air, Inc., and such other Atlas officers as may from time to time be designated by the Committee.

2.9. Participant shall mean any Eligible Participant during such Eligible Participant’s period of participation in the Program.

2.10. Performance Period shall mean January 1, 2013 through December 31, 2015.

2.11. Program shall mean this Atlas Air Worldwide Holdings, Inc. 2013 Long Term Cash Incentive Program, as it may be amended from time to time.

Section 3. Administration.

The Program shall be administered by the Committee in accordance with and subject to the provisions of Section 3 of the Plan.

Section 4. Participation.

Each individual who is employed as an Eligible Participant on the first day of the Performance Period shall participate in the Program. An individual who first becomes employed as an Eligible Participant on or prior September 30, 2013 (March 31, 2013 in the case of an individual whose Award is intended to qualify for the performance-based compensation exception to the limitations on tax deductibility imposed by Section 162(m) of the Code), may participate in the Program in the discretion of the Committee (or, in the case of offices below the level of Senior Vice President, its delegate). An individual employed by Atlas, including an Eligible Participant, may be awarded incentive compensation outside the Program in lieu of or in addition to awards, if any, under the Program.

Section 5. Section 5: Determination of Awards.

5.1. Target Bonus Award. The target cash bonus payable under an Award for the Performance Period will be the amount established by the Committee (or, in the case of offices below the level of Senior Vice President, its delegate), for each Participant classification (the “Target Bonus Amount”).

5.2. Performance Measures. Payment of a cash bonus Award is conditioned upon written certification by the Committee of satisfaction of the achievement of certain relative ROIC and EBITDA Growth levels as described below (the “Performance Criteria”) during the period beginning January 1, 2013 and ending December 31, 2015 (the “Performance Period”), as compared to the ROIC and EBITDA Growth of the companies listed in Annex A attached hereto (the “Peer Companies”) for the same period.1 The actual cash bonus Award amount (the “Payable Amount”) shall be determined in accordance with Annex B hereto (the “Performance Plan Matrix”). Each cell of the Performance Plan Matrix sets forth in percentage terms the amount of the Target Bonus Amount that will become the Payable Amount. By way of example only, at 100% achievement, the Participant will receive as the Payable Amount the Target Bonus Amount; at 200% achievement the Participant will receive as the Payable Amount 200% of the Target Bonus Amount; at 72% achievement, the Participant will receive as the Payable Amount 72% percent of the Target Bonus Amount; and at zero percent achievement, the holder will not be entitled to receive any Payable Amount. In no event shall the Payable Amount exceed, for any Participant, the maximum amount specified in Section 4(c) of the Plan.

(1) ROIC for the Company shall be measured against ROIC for the Peer Companies as set forth in the Performance Unit Plan Matrix. “ROIC” for the Company and each Peer Company shall mean a fraction where the numerator is cumulative NOPAT over the Performance Period and the denominator is Average Invested Capital (calculated as the

[1]	For peer companies not on a December 31 fiscal year, the average mentioned in Section 2 shall be calculated for the twelve month period ended December 31.

average of capital for 2013, 2014 and 2015), in each case calculated in accordance with generally accepted accounting principles (“GAAP”). “NOPAT” is defined as operating income minus Cash Tax Paid. “Cash Tax Paid” is defined as income taxes as reflected on the income statement minus deferred taxes as reflected on the cash flow statement. “Average Invested Capital” is defined as the average of the beginning and ending Invested Capital during the year. “Invested Capital” is defined as capital lease obligations, plus short and long term debt plus total stockholders equity minus an amount equal to cash and cash equivalents. Invested Capital shall exclude investment amounts associated with aircraft acquisition until the first time that such aircraft is flown under a customer contract at which time all amounts accrued with respect to such aircraft shall be considered in the Average Invested Capital calculation from such date. Invested Capital shall be reduced by the amount of any investments held in the Company’s direct or indirect debt securities that remain outstanding and that have not otherwise been defeased.

(2) EBITDA Growth for the Company shall be measured against EBITDA Growth for the Peer Companies as set forth in the Performance Unit Plan Matrix. “EBITDA” shall mean income from continuing operations, before interest, income taxes, depreciation expense and amortization expense. EBITDA Growth for the Company and each Peer Company shall be calculated by averaging the percentage increase or decrease in EBITDA for each of the three years ended December 31 in the Performance Period. EBITDA increase or decrease for each twelve month period shall be calculated by subtracting EBITDA for the twelve months ended December 31 for the prior year from EBITDA for the twelve months ended December 31 for the current year and dividing the resulting difference in EBITDA by the EBITDA for the twelve months ended December 31 for the prior year. This calculation will be performed for the Company and for each Peer Company.

(3) The calculations for ROIC and EBITDA shall be adjusted for the following non-recurring items to the extent reflected on the Company’s or the peer companies’ financial statements: (i) any loss or gain resulting from the early extinguishment of debt, (ii) the cumulative effect of a change in accounting principles, (iii) asset impairment charges or (iv) extraordinary items under GAAP. These adjustments shall be made on an “After-tax basis” with respect to ROIC and on a pre-tax basis with respect to EBITDA. “After-tax basis” shall mean the product of the amount of each non-recurring item times the difference between one and the cash tax rate as published in the Company’s and each peer group company’s annual report on Form 10-K or Quarterly Report on Form 10-Q, as applicable, for the respective fiscal year or 12 month measurement period. The ROIC ratio will exclude the unconsolidated results of Polar Air Cargo Worldwide.

Section 6. Payment of Awards under this Program.

6.1. General. A Participant will be entitled to receive payment, if any, under an Award if the Participant is still employed by Atlas on December 31, 2015. A Participant will receive an Award in the manner and at the times set forth in Sections 6.2, 6.3 and 6.4.

6.2. Time of Payment. Any Payable Amount for an Award for the Performance Period shall be paid by Atlas within two weeks following certification by the Committee (as required by Section 162(m) of the Code) as to achievement of the performance goal (the “Determination Date”) following the completion of the year-end audit for the last year of the Performance Period, but in no event later than December 31, 2016.

6.3. Form of Payment. All Payable Amounts for an Award shall be paid in cash.

6.4. Termination of Employment.

(a) General. Except as provided otherwise in this Section 6.4, a Participant whose employment terminates for any reason prior to the last day of the Performance Period shall forfeit such Award.

(b) Death or Termination by Reason of Disability. In the event of death or a termination by the Company of the Participant’s employment with the Company or its Subsidiaries (a “Termination of Service”) by reason of the Participant’s Disability occurring after January 1, 2013, but before the end of the Performance Period, the portion of the Award that will be payable is calculated by dividing the number of days from January 1, 2013 until the date of Termination of Service by reason of Disability or death, by the total number of days in the Performance Period, and multiplying that fraction by the Payable Amount. Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2) shall not be payable until after the Determination Date. For purposes of this Agreement, a Termination of Service shall be deemed to be by reason of “Disability” if upon such Termination of Service, the Participant shall have been continuously disabled from performing the duties assigned to the Participant for a period of not less than six consecutive calendar months and such Disability shall be deemed to have commenced on the date following the end of such six consecutive calendar months.

(c) Termination by the Company Not For Cause. In the event of Termination of Service of the Participant by reason of an involuntary termination by the Company and its Subsidiaries not for Cause occurring after the date hereof, but before January the end of the Performance Period, the portion of the Award that will be payable, if any, is calculated by dividing the number of days from January 1, 2013 until the date of the Termination of Service by reason of an involuntary termination not for Cause, by the total number of days in the Performance Period, multiplied by the Payable Amount. Subject to Section 7, the reduced (prorated) Payable Amount, if any (calculated as provided in Section 5.2 shall not be delivered until after the Determination Date. For purposes of this Agreement, “Cause” shall mean (i) the Participant’s refusal or failure (other than during periods of illness or disability) to perform the Participant’s material duties and responsibilities to the Company or its Subsidiaries, (ii) the conviction or plea of guilty or nolo contendere of the Participant in respect of any felony, other than a motor vehicle offense, (iii) the commission of any act which causes material injury to the reputation, business or business relationships of the Company or any of its Subsidiaries including, without limitation, any breach of written policies of the Company with respect to trading in securities, (iv) any other act of fraud, including, without limitation, misappropriation, theft or embezzlement, or (v) a violation of any applicable material policy of the Company or any of its Subsidiaries, including, without limitation, a violation of the laws against workplace discrimination.

(d) Other Terminations of Service. Except as provided for herein or in the Plan, any Termination of Service of the Participant occurring prior to the end of the Performance Period (including a Termination of Service initiated by the Participant) and before a Change in Control of the Company, shall result in the immediate and automatic termination and forfeiture of the Award.

Section 7. Change in Control.

In the event the Company undergoes a Change in Control, Awards will be determined and paid in accordance with this Section 7 based on the assumption that the Company has achieved a level of 200% on the Performance Plan Matrix for the Performance Period. Payable Amounts will be paid in full in connection with and immediately before a Change in Control. For purposes of this Program, “Change in Control of the Company” shall mean a “change in control event” (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations) with respect to the Company, which generally will include the following events, subject to such additional rules and requirements as may be set forth in the Treasury Regulations and related guidance:

(1) a transfer or issuance of stock of the Company, where stock in the Company remains outstanding after the transaction, and one person, or more than one person acting as a group (as determined under the Treasury Regulations), acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company (however, if a person or group is considered to own more than 50% of the total fair market value or 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group will not be considered a change in control for purposes of this Section 7);

(2) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of ownership of stock possessing 30% or more of the total voting power of the Company (however, if a person or group is considered to control the Company within the meaning of this sentence (i.e., owns stock of the Company possessing 30% of the total voting power of the Company), then the acquisition of additional control will not be considered a change in control for purposes of this Section 7);

(3) the replacement of a majority of members of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election; or

(4) the acquisition by a person or group, during the 12-month period ending on the date of the most recent acquisition by such person or group, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company, as determined under the Treasury Regulations (however, a transfer of assets to certain related persons, as provided under the Treasury Regulations, or to an entity that is controlled by the shareholders of the Company immediately after the transfer, will not be considered a change in control for purposes of this Section 7).

Section 8. Beneficiary Designation.

8.1. Designation and Change of Designation. Each Participant shall file with Atlas a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Program upon the Participant’s death. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with Atlas. The last such designation received by Atlas shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Atlas prior to the Participant’s death, and in no event shall it be effective as of any date prior to such receipt.

8.2. Absence of Valid Designation. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Participant’s Beneficiary and shall receive the payment of the amount, if any, payable under the Program upon his death. If Atlas is in doubt as to the right of any person to receive such amount, Atlas may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or Atlas may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Program and Atlas therefor.

Section 9. General Provisions.

9.1. Plan to be Unfunded. The Program is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Program, and no action taken pursuant to the Program, shall create or be construed to create a trust of any kind. A Participant’s right to receive an Award shall be no greater than the right of an unsecured general creditor of Atlas. All Awards shall be paid from the general funds of Atlas, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards. There shall not vest in any Participant or Beneficiary any right, title, or interest in and to any specific assets of Atlas.

9.2. Section 409A of the Code. Awards under the Program are intended to satisfy the requirements of Section 409A of the Code and shall be construed and administered accordingly. Notwithstanding anything to the contrary in this Program, if at the time of the Participant’s termination of employment, the Participant is a “specified employee,” as defined below, any and all amounts payable under this Program on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Participant’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b), as determined by Atlas in its reasonable good faith discretion or (B) other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Program, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Atlas to be a specified employee under Treasury regulation Section 1.409A-1(i). Notwithstanding anything to the contrary in the Program, neither the Company, nor any affiliate, nor the Committee, nor any person acting on behalf of the Company, any affiliate, or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 9.3 shall limit the ability of the Committee or the Company to provide by separate express written agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.

9.3. Rights Limited. Nothing contained in the Program shall give any Eligible Participant the right to continue in the employment of Atlas, or limit the right of Atlas to discharge an Eligible Participant.

9.4. Governing Law. The Program shall be construed and governed in accordance with the laws of the State of New York.

9.5. Taxes. There shall be deducted from all amounts paid under the Program all federal, state, local and other taxes required by law to be withheld with respect to such payments.

Section 10. Amendment, Suspension, or Termination.

The Committee reserves the right to amend, suspend, or terminate the Program at any time.

Annex A

Peer Group

AERCAP
AIRCASTLE LIMITED
ARKANSAS BEST CORPORATION
AIR TRANSPORT SERVICES GROUP (ATSG)
BRISTOW GROUP
CSX CORPORATION
DELTA AIRLINES
GATX CORPORATION
HORIZON LINES, INC.
J.B. HUNT TRANSPORT SERVICES, INC.
JETBLUE AIRWAYS
KANSAS CITY SOUTHERN
MATSON, INC.
NORFOLK SOUTHERN
PARKER DRILLING COMPANY
REPUBLIC AIRWAYS
RYDER SYSTEMS, INC.
SKYWEST AIRLINES
SOUTHWEST AIRLINES
TAL INTERNATIONAL
TIDEWATER INC.

Annex B

Performance Unit Plan Matrix

		Performance Relative to Peer Group: ROIC
		Bottom Quartile	26th – 44th Percentile	45th – 55th Percentile	56th – 75th Percentile	Top Quartile
Performance Relative to Peer Group: EBITDA Growth	Top Quartile	100%	135%	150%	175%	200%
	56th – 75th Percentile	75%	100%	135%	150%	175%
	45th – 55th Percentile	50%	75%	100%	135%	150%
	26th – 44th Percentile	0%	50%	75%	100%	135%
	Bottom Quartile	0%	0%	50%	75%	100%

For measurement purposes, the 45th to 55th percentile box of Annex B (“Center Box”), as well as the 26th – 44th percentile and the 56th – 75th percentile boxes, will be populated with four companies and the top quartile and the bottom quartile will be populated with five companies, for a total of twenty-two companies, which includes the peer group companies and the Company.

If ROIC or EBITDA information is unavailable for one of the companies listed above, then such company shall be omitted from the peer group and from any and all calculations under this Agreement, and the companies comprising the Center Box will be accordingly reduced. If another company shall be omitted from the peer group, the Center Box will then again be reduced by one company, and if a further reduction is required, the 26th to 44th percentile box of Annex B will then be reduced by one company, and then the 56th to 75th percentile box of Annex B, and then again 26th to 44th percentile box of Annex B, and so on.